ACKNOWLEDGMENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS
                 REGARDING INDEPENDENT AUDITORS' REVIEW REPORT



The Board of Directors
RehabCare Group, Inc.:

With respect to the registration statements on Form S-8 (nos. 33-82106, 33-82048, 333-11311, and 333-86679) of RehabCare Group, Inc. and subsidiaries, we acknowledge our awareness of the use therein of our report dated October 27, 2000 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.


/s/ KPMG LLP
St. Louis, Missouri
November 14, 2000